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                         MUTUAL NONDISCLOSURE AGREEMENT

This letter will set forth our understanding regarding the restrictions that are to be placed on the use, dissemination and disclosure of certain proprietary information to be exchanged between SCS/Compute, Inc., a Delaware corporation (hereafter referred to as "SCS"), on the one hand, and Research Institute of America Inc., a Delaware corporation (hereinafter referred to as "RIA") on the other. This information may include, but will not necessarily be limited to, each of our companies' respective proprietary information regarding each's current products and services.

        1. Each of us agrees to maintain in confidence all such information as may be disclosed by either of us to the other which is clearly labeled or identified as confidential or proprietary when furnished. It is expressly understood that the information includes without limitation any information, process, technique, algorithm, program, design, drawing, formula, formulation, test or other data relating to servicing, financing, or personnel matter relating to the disclosing party, its present or future products, sales, suppliers, clients, customers, employees, consultants, investors or business, whether in oral, written, graphic, or electronic form.

        2. Except in accordance with the terms of this letter, neither of us may use or disclose any information disclosed to it by the other without the written permission of the disclosing party. The information may be disclosed to employees within the organization or agents or consultants of the receiving party who are involved in the evaluation of such products, designs or systems, but it will not be disseminated to any others without such written consent. In addition, each of us shall exercise due diligence to maintain all such information in confidence; "due diligence" here shall mean at least the same precautions and standard of care which a reasonable person in our business would use to safeguard his own proprietary information.

        3. The commitments made in this letter shall remain in effect for five years following the date of this letter. Our agreement is made on the understanding, however, that there is no obligation imposed by this letter regarding information that (a) now or later becomes generally known or available through no act or omission on the part of the receiving party; (b) is already known to the receiving party at the time it was first disclosed to it under this Agreement, (c) is furnished by the disclosing party to others with written permission to disclose provided by the disclosing party; or (d) is received by the receiving party from a third party under no obligation of confidence.

        4. We each agree that neither party will attempt to reverse compile any software programs provided to it by the other under this Agreement.

        5. All information and any other materials (including, without limitation, documents, models, databases, designs and lists) furnished by one party to the other under this Agreement are and shall remain the property of the disclosing party and shall be returned to it by the receiving party promptly upon request, together with any copies of such material. The receiving party agrees (a) to maintain appropriate records of all such copies and (b) to reproduce on any copy (in whatever form) all copyright and other proprietary notices in the same form as they appear on the materials provided to the receiving party by the disclosing party.

        6. Each party recognizes that the other (including certain of its corporate affiliate(s)) may be engaged in the research, development,
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production, marketing, licensing and/or sale of similar products to those being considered under this Agreement. Such product may be competitive with those of the other and may display the same or similar functionality. Nothing in this Agreement shall be construed to prevent either party from engaging independently in such activities, provided it does not utilize the information of the other in order to do so.

        7. Each party recognizes that any actual or threatened disclosure of information in violation of this Agreement may cause the disclosing party irreparable harm and that such party shall be entitled to injunctive relief or a decree of specific performance upon a proper showing of such a violation, without the necessity of demonstrating actual monetary damage.

        8. For a period of one year from the date hereof, neither party nor their subsidiaries or affiliates will directly or indirectly approach, solicit or otherwise seek to induce or encourage any employee of the other party to leave his or her employment with the other party.

        9. This Agreement shall be binding upon each of our respective officers, directors, employees, parent company and other corporate affiliates. It may not be assigned by either party without the consent of the other. If any term of this letter is held to be illegal or unenforceable, such holding shall not affect the validity of the remaining provisions of this letter. This letter contains the entire understanding of the parties regarding its subject matter, and it supersedes all prior agreements or understandings between us on such subject(s). This letter shall be construed in accordance with the laws of the State of New York applicable to agreements made and fully performed therein. We both acknowledge that it may not be modified except in writing duly signed by both parties.

To indicate that the foregoing accurately sets forth our agreement, each of the parties has signed this letter in the space provided below.


Research Institute of America Inc.      SCS/Compute, Inc.

By /s/ David J. Shea                    By /s/ Charles G. Wilson
   -------------------------------         ---------------------------------
   David J. Shea                           Charles G. Wilson
   VP Business Development                 Executive Vice President Finance &
                                           Administration

             10/10/95                                  10/9/95
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               Date                                      Date